As filed with the Securities and Exchange Commission on September
18, 1996
Registration No. 33-_______




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

ACROSS DATA SYSTEMS, INC.
(Exact name of registrant as specified in its charter)


New York
(State or other jurisdiction of
incorporation or organization)     11-2920559
(I.R.S. Employer Identification
Number)

382 Main Street
Salem, New Hampshire  03079
(603) 898-9800
(Address of principal executive offices) (Zip code)

Robert R. MacDonald
Across Data Systems, Inc.
382 Main Street
Salem, New Hampshire  03079
(603) 898-9800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
_________________________________

Copies of all communications to:
Edward W. Kerson, Esq.
Proskauer Rose Goetz & Mendelsohn LLP
1585 Broadway
New York, New York  10036
(212) 969-3290
_________________________________









CALCULATION OF REGISTRATION FEE

                          Proposed     Proposed
Title of      Amount      maximum      maximum      Amount
securities    to be       offering     aggregate     of
to be         registered  price per    offering     Registration
registered    (1)         share (2)    price(2)      Fee(2)

Common        627,667     $4.96     $3,114,934.38  $1,074.12
Stock par
value $.01    272,333     $9.94     $2,706,990.02  $  933.44
per share     -------                               --------
              900,000 shares                       $2,007.56



(1) The maximum number of shares as to which awards may be granted under the Across Data Systems, Inc. (formerly known as Advanced Systems U.S.A. (A.S.U.), Inc.) 1995 Stock Incentive Plan (the "Plan"). Pursuant to Rule 416, there are also being registered such additional indeterminate number of shares as may be required to cover possible adjustments under such Plans.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) as to 272,333 shares, calculated on the basis of the high and low prices of the Common Stock as reported on the NASDAQ National Market on September 12, 1996, and as to 627,667 shares pursuant to Rule 457(h). The Options have varying exercise prices ranging from $0.69 per share to $8.82 per share.






























PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

The following documents filed with the Securities and Exchange
Commission by Across Data Systems, Inc., a New York corporation
(the "Corporation" or the "Registrant"), are incorporated herein by reference:

(1) The Corporation's Annual Report filed on Form 10-K and on Form 10-K/A for the fiscal year ended December 31, 1995, the Corporation's Quarterly Report on Form 10-Q for the quarter ended
March 31, 1996 and the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

(2) All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicated that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

(3)  The description of the Corporation's Common Stock, par value
$.01 per share, contained in the Company's Registration Statement filed on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934.


Item 4.  Description of Securities.

Not applicable.


Item 5.  Interest of Named Experts and Counsel.

Not applicable.


Item 6.  Indemnification of Directors and Officers.

Article SIXTH of the Corporation's Certificate of Incorporation provides that a director of the Corporation shall not be liable to the Corporation for breach of fiduciary duty as a director except for (i) liability if a judgment or other final adjudication establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or knowing violation of law, that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated Section 719 of the New York Business Corporation Law or (ii) liability for any act or omission prior to the adoption of Article SIXTH of the Corporation's Certificate of Incorporation. Article EIGHTH further provides that any repeal or modification of Article SIXTH by the Corporation's shareholders will not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to the repeal or modification.

Article IX of the Corporation's by-laws provides that, to the fullest extent permitted by law, the Corporation will indemnify any person who was or is a director or officer of the Corporation against all expenses incurred by such person in connection with any claim, action, suit or proceeding that may be asserted against him or her by reason of being or having been a director or officer of the Corporation, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action adjudicated, or that he or she personally gained in fact a profit or other advantage to which he or she was not legally entitled.


Item 7.  Exemption from Registration Claimed.

Not applicable.


Item 8.  Exhibits.

4.1  Restated Certificate of Incorporation of the Corporation
(incorporated by reference to Exhibit 3.1 to the Corporation's
Registration Statement on Form S-1 (Registration No. 33-92230))

4.2 By-laws of the Corporation (incorporated by reference to Exhibit 3.2 to the Corporation's Registration Statement on Form S-1 (Registration No. 33-92230))

4.3  Stock Option Plan of Registrant (incorporated by reference to
Exhibit 10.1 to the Corporation's Registration Statement on Form S-1 (Registration No. 33-92230))

 5  Opinion of Proskauer Rose Goetz & Mendelsohn LLP

 23.1  Consent of Lurie, Besikof, Lapidus & Co., P.L.L.P.

 23.2 Consent of Proskauer Rose Goetz & Mendelsohn LLP (included in Exhibit 5)

 24   Powers of Attorney (included on page II-5)


Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.























































SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salem, New Hampshire, on September 18, 1996.

ACROSS DATA SYSTEMS, INC.

By:  /s/ Arik Kilman
Name:    Arik Kilman
Title:   President and Chief
         Executive Officer


POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert R. MacDonald and Arik Kilman, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place, and stead, in any and all capacities, to sign a Registration Statement on Form S-8 of Across Data Systems, Inc., and any or all amendments (including post-effective amendments) thereto, relating to the registration, under the Securities Act of 1933, as amended, of shares of Common Stock of the Corporation to be issued pursuant to the Corporation's 1995 Stock Incentive Plan and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.







Signatures                      Title                      Date



/s/ Arik Kilman          President, Chief         June 30, 1996
Arik Kilman              Executive Officer and
                         Director



/s/ Robert R. MacDonald  Chairman of the Board    June 29, 1996
Robert R. MacDonald      Executive Officer
                         and Director
                         (Principal Executive
                         Officer)



/s/ Jospeh J. DiZazzo    Controller, Chief        June 28, 1996
Joseph J. DiZazzo        Accounting Officer,
                         Treasurer and
                         Secretary (Principal
                         Financial Officer
                         and Principal
                         Accounting Officer)



/s/ Samuel Somech        Vice President and       June 30, 1996
Samuel Somech            Director



/s/ Theodore Fine        Director                 July 2, 1996
Theodore Fine



/s/ Lenny Recanati       Director                 July 2, 1996
Lenny Recanati



/s/ Frank J. Klein       Director                 June 30, 1996
Frank J. Klein














Exhibit 5


August 22, 1996


Across Data Systems, Inc.
382 Main Street
Salem, New Hampshire  03079

Dear Sirs:

          We are acting as counsel to Across Data Systems, Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-8 with exhibits thereto (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations thereunder, relating to the registration of 900,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company. The Shares are to be issued by the Company upon grant of certain stock options (the "Options") granted and to be granted to certain employees or directors of the Company pursuant to the Company's 1995 Stock Incentive Plan (the "Plan").

          As such counsel, we have participated in the preparation of the Registration Statement, and have reviewed the corporate proceedings in connection with the adoption of the Plan and have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

          Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, upon exercise or grant of the Options in accordance with the terms of the Plan against payment of the exercise price therefor (as applicable), and upon compliance with applicable securities laws, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid, and non-assessable.

          We hereby consent to the filing of this opinion as
Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,


PROSKAUER ROSE GOETZ & MENDELSOHN LLP




Exhibit 23.1






CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Across Data Systems, Inc.:

We consent to the incorporation by reference in this Registration Statement of Across Data Systems, Inc. on Form S-8 of our report dated January 26, 1996, relating to the consolidated balance sheets of Across Data Systems, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of three years in the period ended December 31, 1995, and the related schedule, which report appears in the December 31, 1995, annual report on Form 10-K of Across Data Systems, Inc., as amended.


/s/Lurie, Besikof, Lapidus & Co., LLP
LURIE, BESIKOF, LAPIDUS & CO., LLP

Minneapolis, Minnesota
August 22, 1996